EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of BioCryst Pharmaceuticals, Inc. pertaining to the Stock Incentive Plan (Amendment and Restatement of 1991 Stock Option Plan) of our reports dated March 12, 2007, with respect to: (1) the financial statements of BioCryst Pharmaceuticals, Inc.; (2) BioCryst Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting; and (3) the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Birmingham, Alabama
August 20, 2007